UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2026
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QUANTERIX CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	001-38319	20-8957988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Middlesex Turnpike
Billerica, MA	01821
(Address of principal executive offices)	(Zip Code)
(617) 301-9400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value per share	QTRX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 14, 2026, Anthony Catalano was appointed as the Chief Operating Officer of Quanterix Corporation (the “Company”).
Mr. Catalano mostly recently was employed by Flagship Pioneering, Inc. as Senior Vice of President Real Estate and Asset Management from September 2025 to May 2026. Prior to Flagship Pioneering, from July 2025 to August 2025, he was employed by the Company, following the Company’s acquisition of Akoya Biosciences, Inc. (“Akoya”). Mr. Catalano was the Senior Vice President of Operations at Akoya from April 2023 to July 2025. He was the Senior Vice President of Operations & Development with Bruker Cellular Analysis, Inc. from June 2021 to April 2023 and the Senior Director of Operations with Revvity, Inc. from 2010 to May 2021. Mr. Catalano earned an MS in Chemistry from Brandeis University and a BS in Chemistry from the University of Massachusetts at Lowell.
The Company entered into an employment agreement with Mr. Catalano (the “Employment Agreement”) in connection with his appointment as Chief Operating Officer. The Employment Agreement provides for an initial annualized base salary of $400,000, a cash sign-on bonus of $50,000 and eligibility for an annual performance bonus with an annual bonus target of up to 50% of Mr. Catalano’s base salary.
In connection with his appointment, Mr. Catalano also received a long-term equity incentive award consisting of restricted stock units (RSUs) covering shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), equivalent to 0.30 percent (0.30%) of the shares of Common Stock outstanding on his start date. The RSUs vest in four equal annual installments on each of the first four anniversaries of Mr. Catalano’s start date.
If Mr. Catalano’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or he resigns for Good Reason (as defined in the Employment Agreement), then he will receive continued payment of his base salary for six months (the “Severance Period”), payment of an amount equal to his annual target bonus for the year of termination, pro-rated as of the date of termination, and subsidized health benefits during the Severance Period. If Mr. Catalano’s employment is terminated by the Company without Cause or he resigns for Good Reason in connection with a Change-in-Control (as defined in the Employment Agreement), then the Severance Period will be extended to nine months and all of his outstanding but unvested equity awards subject to time-based vesting will also become fully vested. Receipt of the foregoing termination benefits will be subject to Mr. Catalano’s execution of a separation agreement, including certain restrictive covenants and a general release of all claims, in a form acceptable to the Company.
A copy of the Employment Agreement is filed as Exhibit 10.1 and is incorporated herein by reference.
Except for the Employment Agreement, there are no arrangements or understandings between Mr. Catalano and any other person pursuant to which Mr. Catalano was appointed as an officer. There are no family relationships between Mr. Catalano and any director, director nominee or executive officer of the Company. There are no transactions to which the Company is a party and in which Mr. Catalano has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K.
Michael Miller, formerly the Chief Operating Officer of the Company, has transitioned to a new role as the Chief Technology and Products Officer of the Company.
Item 9.01    Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated April 30, 2026 between Anthony Catalano and the Company.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 26, 2026	QUANTERIX CORPORATION

	By:	/s/ Daniel S. Char
	Name:	Daniel S. Char
	Title:	Chief Legal Officer and Corporate Secretary